 Filed Pursuant to Rule 433 under the Securities Act of 1933
 Issuer Free Writing Prospectus dated December 30, 2024
 Relating to Preliminary Prospectus issued December 27, 2024
 Registration Statement No. 333-283772
BALLY’S CHICAGO, INC.
This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1935799/000110465924132193/tm2310971-13_s1a.htm
References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.
On December 30, 2024, Bally’s Chicago distributed an e-mail related to Bally’s Chicago’s business and proposed initial public offering to certain Bally’s Chicago’s customers in the Chicago area. A copy of the e-mail is attached as Appendix A.
Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A

Bally's
CHICAGO

AN INVESTMENT OPPORTUNITY IS AVAILABLE.

VISIT BALLYSCHICAGOINVEST.COM

Dear Bally's Chicago Valued Customer,

First of all, thank you for your patronage and for being a valued Bally's customer.

Because of your prior patronage with us at our Bally's Medinah Casino, we are excited to give you a heads up that Bally's Chicago, Inc. has launched the marketing process for the initial public offering and concurrent private placement of securities representing a 25% equity interest in the casino project at River North.

This is a key requirement of our Host Community Agreement ("HCA") with the City of Chicago where 25% of the equity in the project is set aside for investors that meet the Qualified Investor Criteria as defined by the City of Chicago in the HCA. In general, adults who are women or people of color are eligible and fit the City of Chicago criteria. If you qualify, you may be interested in the investment opportunity with Bally's Corp to partner in the development of Bally's Chicago Casino & Resort.

For information on the investment offering, please visit **www.BallysChicagoInvest.com** which is the investment offering portal where the prospectus, investor presentation, investor questionnaire, Qualified Investor Criteria, and custody account onboarding process are all readily accessible.

Please note that the offering subscription window will close by the end of January 2025, or sooner, depending upon market conditions and investor demand. So it's important that you take timely action to visit the investor web portal if you are interested.

Ameet Patel
President, Bally's Chicago, Inc.

Bally's 15 CASINO LOCATIONS • 10 STATES • LEARN MORE AT BALLYS.COM

Bally's Chicago Casino, 600 N Wabash Ave, Chicago, IL 60611
©2025 Bally's Chicago. All rights reserved.

This e-mail does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Bally's Chicago has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this e-mail relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally's Chicago has filed with the SEC for more complete information about Bally's Chicago and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally's Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Any person on the Illinois Self-Excluded Patrons list is ineligible to visit Bally's Chicago, participate in or receive benefits of any casino offer or promotion.

©2025 Bally's Corporation. BALLY, BALLY'S, the BALLY'S Logo, BALLY REWARDS, WELCOME TO THE BALLYVERSE, FOR FUN'S SAKE, and JUMP INTO THE THRILL are service marks and registered service marks of Bally's Management Group, LLC and its affiliates. Must be 21 years of age or older. If you or someone you know has a gambling problem, crisis counseling and referral services can be accessed by calling 1-800-GAMBLER (1-800-426-2537).

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